Exhibit 8.1

List of Subsidiaries

(As of March 31, 2026)

Subsidiaries	Percentage Attributable to Our Company	Place of Incorporation
1. YD Network TechnologyCompany Limited (1)	100%	Hong Kong SAR
2. Everbright Solutions Limited (1)	100%	BVI

(1)	100% of the equity interests in these companies are held directly by AIOS Tech Inc.